EXHIBIT 4.6
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                    EMPLOYMENT AGREEMENT
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  EMPLOYMENT AGREEMENT, dated as of September 30, 1999,
  between Unico, Inc., a Delaware corporation (the
  "Company") and Jay Weppler, (the "Executive").    The
  parties hereto agree as follows:
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  1.  Employment.
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       (a) Agreement to Employ.  Upon the terms and subject
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  to the conditions of this Agreement, the Company shall
  hereby employ the Executive and the Executive hereby agrees to be employed by the Company.
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       (b) Term of Employment.  Subject to Section 5, the
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  Company shall employ the Executive pursuant to the terms
  hereof for the period commencing on the date Executive begins exclusive employment with the Company (the
  "Start Date"), which shall be the earliest date
  reasonably possible for Executive, and ending on June
  30, 2000, provided that the Executive's employment
  with the Company shall be deemed to be automatically renewed upon renegotiated terms and conditions for an additional one-year period on each of June 30, 2000 and June 30, 2001 unless either party hereto shall have given the other party written notice that such party does not intend to renew the Agreement as of such date at least thirty (30) days in advance of the date on which this Agreement would otherwise automatically be renewed.
  The period during which the Executive is employed
  pursuant to this Agreement, including any renewal
  thereof in accordance with this Section (1)(b), shall
  be referred to as the "Employment Period."
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  2.  Position and Duties.
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       During the Employment Period, the Executive shall
  serve as Chairman, President and CEO of the Company
  and the Executive shall have the duties,
  responsibilities and obligations customarily assigned
  to individuals serving in the position or positions in which the Executive serves hereunder. The Executive shall report to the Board of Directors of the Company. The Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use her best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company.
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  3.  Compensation.
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       Salary and Bonus.  The Company shall pay the
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  Executive a base salary at an annual rate of $100,000.
  The Company shall pay the Executive such base salary
  in deferred installments as the parties may agree.
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       In consideration of accepting employment with the
  Company, the Company will issue 250,000 shares of
  common stock upon the signing of this agreement. The Company agrees that the shares of common stock of the Company comprising the Signing Bonus shall be issued to the Employee as of the date of the execution of the Agreement, and such shares of common stock of the Corporation shall immediately be registered under S-8 as soon as possible to make the securities available
  to be traded on the OTC Electronic Bulletin Board,
  without limitation or restriction.
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  4.  Benefits and Vacation.
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      During the Employment Period, the Executive shall be
  eligible to participate in the health, disability and
  life insurance plans sponsored or maintained by the Company for the benefit of its senior executive corporate officers to the extent that the Executive is eligible to participate in any such plans under the generally applicable provisions thereof. The Company may, in its discretion, amend or terminate any such
  plans in accordance with the terms thereof. During the Employment Period, the Executive shall be entitled to three weeks of paid vacation annually. Unused vacation days for any given calendar year may be carried over to the subsequent year, or, at Executive's option, may be surrendered to the Company for a cash payment equal to
  (a) the quotient of the number of unused vacation days surrendered, divided by 365, times (b) Executive's base salary for the year in which such unused vacation
  day was initially accrued.
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  5.  First Anniversary Employment Review.
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       (a) Within the thirty (30) days prior to and the
  thirty (30) days after the first anniversary of the
  Start Date (such sixty-day period is hereinafter
  referred to as the "Review Period"), the Company shall have the option to terminate Executive's employment with the Company. If the Company terminates Executive's employment with the Company during the Review Period,
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            (i)  at the Company's option, Executive shall
     be entitled to receive severance pay equal to the base salary payable to the Executive under Section 3(a) for the six months following such termination (payable monthly).
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            (ii) Section 11 hereof shall continue in full
     force and effect.
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       (b) Within the thirty (30) day period prior to the
  first anniversary of the Start Date, the Executive
  shall have the option to terminate Executive's
  employment with the Company. If the Executive so terminates his employment with the Company,
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            (i) Executive shall receive no severance pay.
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            (ii) Section 11 hereof shall continue in full
     force and effect.
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  6.     Termination of Employment.
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       If the Executive's employment with the Company
  terminates earlier than upon the expiration of the Employment Period, other than a termination pursuant to Section 6 hereof, the Executive shall be entitled to receive the following payments under the following circumstances:
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       (a) Death.  Upon the death of the Executive, the
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  Executive's spouse, if any, or his estate shall receive
  the Executive's base salary payable in the year of his death pursuant to Section 3(a) hereof, life insurance benefits and a pro rata portion of the Executive's
  Bonus that would have been payable pursuant to Section 3(a) hereof with respect to the fiscal year in which the Executive died. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of his death by (ii) the quotient of the number of
  days in such year prior to his death, divided by 365.
  Such pro rata Bonus payment will be payable at the
  same time that the full Bonus would have been payable
  to the Executive pursuant to Section 3(a) hereof.
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       (b) Disability.  Upon the Disability of the
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  Executive, he shall receive his Earned Salary, any
  disability benefits payable under any disability
  program in which he participates, any other benefits
  under any benefit plan of the Company to which he is entitled pursuant to the terms of such plan and a portion of the Executive's Bonus that would have been payable pursuant to Section 3(a) hereof with respect to the fiscal year in which the Executive became
  disabled. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of his Disability by (ii) the quotient of the number of days in such year prior to his Disability, divided by 365.
  Such pro rata Bonus payment will be payable at the
  same time that the full Bonus would have been payable to the Executive pursuant to Section 3(a) hereof.
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       (c) Termination for Cause or a Resignation Other
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  than for Good Reason.  If the Executive's employment
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  terminates due to a Termination for Cause or a
  Resignation Other than for Good Reason, the Executive shall receive his Earned Salary and any other benefits under any benefit plan of the Company to which he is entitled pursuant to the terms of such plan.
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       (d) Termination Without Cause or Resignation for
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  Good Reason. If the Executive's employment terminates due
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  to a Termination Without Cause or a Resignation for Good
  Reason the Executive shall receive severance pay equal
  to the base salary (but not the bonus) payable to the Executive under Section 3(a) for the six months immediately following such termination or resignation. Notwithstanding anything herein to the contrary, in no event shall the Company be obligated to pay any amount to the Executive with respect to any period after such
  six-month period.
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  7.  Definitions.
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  For purposes of this Agreement, capitalized terms have
  the following meanings:
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  "Cause" shall mean a termination by the Company due to
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  (i) the continued failure (other than any such failure
  resulting from incapacity due to reasonably documented physical or mental illness) by the Executive substantially to perform his duties, responsibilities
  or obligations as an officer, director or employee of the Company or any of its subsidiaries after having been given written notice of such failure to perform,
  listing in reasonable specificity such failures, and
  after having failed to improve such performance within
  the time period (which shall have been a reasonable time period) specified in such notice or (ii) the engaging by the Executive in serious misconduct which is
  material to the performance by the Executive of his
  duties and obligations for the Company, including,
  without limitation, gross negligence, dishonesty, willful malfeasance, gross insubordination or gross misconduct or conviction of a felony or the entering of a plea of nolo contendere to a felony.
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  "Disability" shall mean the Executive's inability for
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  more than six months within any 12-month period of
  performing his duties, responsibilities or obligations
  as an officer, director or employee of the Company on a full-time basis because of a physical, mental or emotional incapacity resulting from injury, sickness
  or disease and within 30 days after written notice of termination has been given to the Executive, the
  Executive shall not have returned to the full-time performance of his duties, responsibilities and obligations. The date of termination in the case of a termination for "Disability" shall be the last day of the aforementioned 30-day period.
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  "Earned Salary" means the base salary earned, but unpaid,
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  for services rendered to the Company on or prior to the
  date of disability, resignation or termination of the Executive's employment, as the case may be. Earned
  Salary shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following such date.
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  "Resignation for Good Reason" means a resignation by the
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  Executive as a result of any of the following:
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       (a) a material breach by the Company of its
  obligations under this Agreement with respect to the base salary, Bonus, benefits or vacation to which the
  Executive is entitled under Sections 3 and 4 hereof;
  or
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       (b) the taking of any action by the Company that
  would substantially diminish the aggregate value of
  the benefits provided to the Executive under the benefit plans of the Company that may be in effect at such time in which he was participating, other than any such reduction which is (i) required by law, (ii)
  implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of senior corporate executive employees or (iii) generally applicable to all similarly situated beneficiaries of such plans.
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  "Resignation Other than for Good Reason" shall be any
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  resignation other than a Resignation with Good Reason.
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  "Termination for Cause" shall be any termination of the
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  Executive's employment by the Company for Cause.
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  "Termination Without Cause" shall be any termination of
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  the Executive's employment by the Company other than a
  Termination for Cause.
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  8.  Full Discharge of Company Obligations.  The amounts
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  payable to the Executive pursuant to Section 5 or Section
  6 following termination of his employment shall be in
  full and complete discharge of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts payable shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive
  in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries.
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  9. Noncompetition and Confidentiality.
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       (a) Noncompetition.  If the Executive's employment
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  with the Company terminates during the Employment Period
  for any reason (other than a resignation by Executive pursuant to Section 6(c) or due to his death or Disability), during the six-month period following such termination or resignation of the Executive (the "Restriction Period"), the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the
  outstanding voting shares of any publicly traded
  company), that is actively engaged in the any business that directly competes with any business, that at the time of termination, The Company was actively engaged
  in.
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       (b) Confidentiality.  Without the prior written
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  consent of the Company, except for disclosures of
  Confidential Information (as defined below) in the ordinary course of business that, individually and in the aggregate, are not materially injurious to the
  Company or any of its subsidiaries, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any trade secrets, customer lists, computer programs, drawings, designs, marketing or sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating
  to the Company or any of its subsidiaries or information designated as confidential or proprietary that the
  Company or any of its subsidiaries may receive
  belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has
  been previously disclosed to the public by the Company
  or is in the public domain (other than by reason of
  the Executive's breach of this Section 11(b)). If the Executive receives an order of a court or a subpoena requiring the Executive to disclose any Confidential Information, as described above, the Executive shall promptly deliver a copy of such order or subpoena to the Company and the Company shall use its best efforts to assist the Executive in responding thereto.
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       (c) Company Property.  Promptly following the
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  Executive's termination of employment, the Executive
  shall return to the Company all property of the
  Company, and all copies thereof in the Executive's possession or under his control, including, without limitation, all Confidential Information, in whatever media.
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       (d) Nonsolicitation of Employees.  During the
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  Employment Period and the Restriction Period, the
  Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed
  by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.
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       e) Certain Payments to the Executive during the
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  Restriction Period. If the Executive's employment with
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  the Company is terminated due to a Termination for Cause
  or a Resignation Other than for Good Reason, then, as consideration for the covenants set forth in Section
  11(a) and Section 11(d), the Company shall pay the Executive, for the duration of the Restriction Period, the salary (but not the bonus) he otherwise would have received under Section 3(a). If the Executive's employment with the Company is terminated due to a Termination Without Cause or a Resignation for Good Reason, then, as consideration for the covenants set forth in Section 11(a) and Section 11(d), the Company shall pay the Executive the compensation set forth in
  Section 8(d). If the Executive's employment is
  terminated pursuant to Section 6(b), then the receipt
  by the Executive of the compensation elected by the Company pursuant to Section 6(c) will constitute the consideration for the covenants set forth in Section
  11(a) and Section 11(d). If the Restriction Period
  extends beyond the Employment Period, the Company
  shall continue to pay the Executive his then current salary until the end of the Restriction Period for that portion of the Restricted Period, which extends beyond the Employment Period. Except in the case of a Termination Without Cause or such Resignation for Good Reason, the Company may elect at any time during the Restriction Period upon thirty (30) days prior written notice to discontinue such salary payments, in which event the Executive shall be released from any further obligation to comply with the provisions of Sections
  11(a) and 11(d) herein.  If the Company fails to
  timely make any payment due under this Section 11(e)
  and if such failure continues for ten (10) business days after notice by the Executive to the Company of such failure, the Executive shall be released from any further obligation to comply with the provisions of Sections 11(a) and 11(d) herein.
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       (f) Injunctive Relief with Respect to Covenants. The
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  Executive acknowledges and agrees that the covenants and
  obligations of the Executive with respect to
  noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and its subsidiaries shall be entitled to an injunction, restraining order or such other equitable relief
  (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing
  any violation of the covenants and obligations
  contained in this Section 11. These injunctive
  remedies are cumulative and are in addition to any
  other rights and remedies the Company or its subsidiaries may have at law or in equity.
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  10. Miscellaneous.
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       (a) Binding Effect.  This Agreement shall be binding
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  on the Company and any person or entity which succeeds to the interest of the Company (regardless of whether
  such succession occurs by operation of law, by reason
  of the sale of all or a portion of the Company's stock or assets or a merger, consolidation or reorganization involving the Company). This Agreement shall also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.
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       (b) Assignment.  Except as provided under Section
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  12(a) above, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or
  delegated by either party hereto without the prior
  written consent of the other party.
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       (c) Entire Agreement.  This Agreement supersedes any
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  and all prior agreements between the parties hereto, and
  constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement and that she understands it and its legal consequences. No parol or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto.
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       (d) Severability; Reformation.  In the event that
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  one or more of the provisions of this Agreement shall
  become invalid, illegal or unenforceable in any
  respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Section 11(a),
  (b), (c), (d) or (e) is not enforceable in accordance
  with its terms, the Executive and the Company agree
  that such Section, or such portion of such Section,
  shall be reformed to make it enforceable in a manner
  which provides the Company the maximum rights permitted
  under applicable law.
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       (e) Waiver.  Waiver by either party hereto of any
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  breach or default by the other party of any of the terms
  of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver
  of any provision of this Agreement shall be implied
  from any course of dealing between the parties hereto or from any failure by either party hereto to assert their rights hereunder on any occasion or series of occasions.
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       (f) Notices.  Any notice required or desired to be
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  delivered under this Agreement shall be in writing and
  shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon dispatch to the party to whom such notice shall be directed, and shall be
  addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
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  If to the Company:
                      Unico, Inc.
                      Harbor Park
                      333 Ludlow Street
                      Stamford, CT 06902
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       (g) Amendments.  This Agreement may not be altered,
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  modified or amended except by a written instrument signed by each of the parties hereto.
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       (h) Headings.  Headings to sections in this
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  Agreement are for the convenience of the parties only and are not intended to be part of or to affect the
  meaning or interpretation hereof.
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       (i) Counterparts.  This Agreement may be executed in
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  counterparts, each of which shall be deemed an original
  but both of which together shall constitute one and the
  same instrument.
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       (j) Withholding.  Any payments provided for herein
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  shall be reduced by any amounts required to be withheld
  by the Company from time to time under applicable
  Federal, state or local income or employment tax laws
  or similar statutes or other provisions of law then in
  effect.
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       (k) Governing Law.  This Agreement shall be governed
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  by the laws of the State of Connecticut, without
  reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
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  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set her hand as of the day and year first above written.
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                   Unico, Inc.
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                   /s/ Jay R. Weppler
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                      By:  Jay R. Weppler.
                   Title:  Chief Executive Officer
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                   The Executive:
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                   /s/ Jay Weppler
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                          Jay Weppler